Exhibit 99.1

American Water Announces Completion of Sale of its Regulated
Operations in New York to Liberty

CAMDEN, N.J., January 3, 2022 – American Water Works Company, Inc. (NYSE: AWK), the largest publicly traded U.S. water and wastewater utility company, today announced the close of the sale of its regulated operations in New York to a subsidiary of Liberty Utilities Co. (“Liberty”), the regulated utility operating subsidiary of parent company Algonquin Power & Utilities Corp., for a purchase price of $608 million in cash.

American Water announced the agreement to sell its regulated operations in New York to Liberty on November 20, 2019, citing the best interest of customers in New York to sell to Liberty, which has other utility operations in New York. The sale is a part of American Water’s strategy to continue to create value for customers, employees, and shareholders. On December 16, 2021, the New York State Department of Public Service approved the sale, adopting the Joint Proposal filed on November 3, 2021 by both companies. American Water completed the sale to Liberty on January 1, 2022.

About American Water
With a history dating back to 1886, American Water (NYSE:AWK) is the largest and most geographically diverse U.S. publicly traded water and wastewater utility company. The company employs approximately 6,400 dedicated professionals who provide regulated and regulated-like drinking water and wastewater services to an estimated 14 million people in 25 states. American Water provides safe, clean, affordable and reliable water services to our customers to help keep their lives flowing. For more information, visit amwater.com and follow American Water on Twitter, Facebook and LinkedIn.

AWK-IR

Investor Contact:
Aaron Musgrave
Senior Director, Investor Relations
(856) 955-4445
aaron.musgrave@amwater.com

Media Contact:
Ruben Rodriguez
Senior Director, External Communications
(856) 955-4180
ruben.e.rodriguez@amwater.com

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